                                                            PART II - EXHIBIT 12


                      FORTUNE BRANDS, INC. AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)

                                                                                                                      Six Months
                                                                                                                         Ended
                                                                      Years Ended December 31,                         June 30,
                                                    ---------------------------------------------------------------   -------------
                                                    1997           1998          1999          2000           2001        2002
                                                    ----           ----          ----          ----           ----        ----
Earnings Available:
   Income (loss) from continuing operations
     before income taxes, minority
     interest and extraordinary items.........    $145.2         $516.4      $(725.2)         $44.0         $491.9        $288.6

   Less: Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................       0.2            0.2          0.2            0.2           --            --
         Capitalized interest.................       --             --           4.1            0.6            0.1           0.1
                                                  ------         ------      -------          -----         ------        ------
                                                  $145.0         $516.2      $(720.9)         $43.2         $491.8        $288.5
                                                  ======         ======      =======          =====         ======        ======

Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................    $122.4         $105.4        $113.9        $135.6         $100.5        $ 38.9
   Portion of rentals representative
     of an interest factor....................      14.7           17.0          19.0          18.0           17.0           6.5
                                                  ------         ------       -------        ------         ------        ------
           Total Fixed Charges................     137.1          122.4         132.9         153.6          117.5          45.4
                                                  ------         ------       -------        ------         ------        ------
           Total Earnings Available...........    $282.1         $638.6       $(588.0)       $196.8         $609.3        $333.9
                                                  ======         ======       =======        ======         ======        ======
Ratio of Earnings to Fixed Charges............      2.06           5.22           (A)          1.28           5.19          7.35
                                                  ======         ======       =======        ======         ======        ======


(A) As a result of the loss reported for the year ended December 31, 1999, the Company was unable to cover the fixed charges as indicated.

     Included in earnings in 1999 was a second quarter goodwill write-down of $1,126 million. If this write-down was excluded from earnings, the ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.05.